Exhibit 99.1

Cloudflare, Inc. Announces Proposed Private Offering of $1 Billion of Convertible Senior Notes Due 2026

SAN FRANCISCO – August 9, 2021 – Cloudflare, Inc. (“Cloudflare”) (NYSE: NET) today announced its intention to offer, subject to market conditions and other factors, $1 billion aggregate principal amount of Convertible Senior Notes due 2026 (the “notes”) in a private offering (the “offering”) to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Cloudflare also expects to grant the initial purchasers of the notes a 13-day option to purchase up to an additional $150 million aggregate principal amount of the notes.

The notes will be senior, unsecured obligations of Cloudflare, and will bear interest payable semi-annually in arrears. The notes will be convertible into cash, shares of Cloudflare’s Class A common stock, or a combination thereof, at Cloudflare’s election. The interest rate, conversion rate, and other terms of the notes are to be determined upon pricing of the offering.

In connection with the pricing of the notes, Cloudflare expects to enter into privately negotiated capped call transactions with one or more of the initial purchasers and/or their respective affiliates and/or other financial institutions (the “option counterparties”). The capped call transactions will cover, subject to anti-dilution adjustments, the number of shares of Class A common stock underlying the notes sold in the offering. The capped call transactions are generally expected to reduce potential dilution to Cloudflare’s Class A common stock upon any conversion of the notes and/or offset any cash payments Cloudflare is required to make in excess of the principal amount of converted notes, as the case may be, with such reduction and/or offset subject to a cap.

Cloudflare has been advised that, in connection with establishing their initial hedges of the capped call transactions, the option counterparties or their respective affiliates expect to purchase shares of Cloudflare’s Class A common stock and/or enter into various derivative transactions with respect to the Class A common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of Cloudflare’s Class A common stock or the notes at that time. In addition, Cloudflare expects that the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to the Class A common stock and/or by purchasing or selling shares of the Class A common stock or other securities of Cloudflare in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so following any conversion, repurchase, or redemption of the notes, to the extent Cloudflare exercises the relevant election under the capped call transactions). This activity could also cause or avoid an increase or a decrease in the market price of the Class A common stock or the notes, which could affect the ability of noteholders to convert the notes and, to the extent the activity occurs following a conversion or during any observation period related to a conversion of the notes, it could affect the number of shares and value of the consideration that noteholders will receive upon conversion of the notes.

Cloudflare intends to use a portion of the net proceeds of the offering of the notes to pay the cost of the capped call transactions. If the initial purchasers exercise their option to purchase additional notes, Cloudflare expects to use a portion of the net proceeds from the sale of such additional notes to enter into additional capped call transactions. Cloudflare also intends to use a portion of the net proceeds from the offering for the Notes Exchange described below. Cloudflare intends to use the remainder of the net proceeds from the offering for general corporate purposes, which may include working capital, capital expenditures, and potential acquisitions and strategic transactions.

Contemporaneously with the pricing of the offering, Cloudflare intends to enter into privately negotiated transactions with certain holders of its 0.75% Convertible Senior Notes Due 2025 (the “2025 Notes”) to exchange up to $400.0 million in aggregate principal amount of the 2025 Notes for cash, representing the principal amount exchanged and accrued and unpaid interest thereon, and shares of its Class A common stock, representing the exchange value in excess thereof (the “Notes Exchange”). Cloudflare expects that holders of 2025 Notes that exchange their 2025 Notes as described above may enter into or unwind various derivatives with respect to its Class A common stock (including entering into derivatives with one or more of the initial purchasers in this offering or their respective affiliates) and/or purchase or sell shares of its Class A common stock concurrently with or shortly after the pricing of the notes.

The notes will only be offered to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act by means of a private offering memorandum. Neither the notes nor the shares of Cloudflare’s Class A common stock potentially issuable upon conversion of the notes, if any, have been, or will be, registered under the Securities Act or the securities laws of any other jurisdiction, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

Contacts

Investor Relations Information

Jayson Noland

ir@cloudflare.com

Press Contact Information

Daniella Vallurupalli

press@cloudflare.com